                                CERTIFICATE OF
                                 AMENDMENT TO
                         CERTIFICATE OF DESIGNATIONS,
                        POWERS, PREFERENCES AND RIGHTS
                                    OF THE
                     SERIES D CONVERTIBLE PREFERRED STOCK
                               (par value $.01)
                                      of
                          FISCHER IMAGING CORPORATION

            Pursuant to Section 242 of the General Corporation Law
                           of the State of Delaware

     Fischer Imaging Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST:    The name of the corporation is Fischer Imaging Corporation.

SECOND: The date on which the Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware is June 26, 1991.

THIRD: Subparagraph c of Section 3 of the Certificate of Designations, Powers, Preferences and Rights of the Series D Convertible Preferred Stock of the Corporation (the "Certificate of Designation") shall be amended and restated in its entirety to read as follows:

            "(c)    For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation, other than a liquidation, dissolution or winding up of the Corporation as a result of which the holders of the Series D Preferred Stock are entitled to receive at least the Minimum Consideration, shall be deemed to be occasioned by, or to include, a Change of Control, as defined below, if the holders of at least a majority of the outstanding shares of Series D Preferred Stock so elect by written notice to the Corporation (a "Holder Notice") prior to twenty (20) days after the receipt by such holders of a Change of Control Notice (as defined herein) which is accurate in all material respects (a) at the time it is received by the holders, (b) at the time the Holder Notice is given to the Corporation and (c) if the Holder Notice is given prior to consummation of the Change of Control, at the time of consummation of the Change of Control, it being understood that if the Change of Control Notice does not comply with each of the foregoing clauses
            (a), (b) and (c), the Corporation shall provide to the holders a revised Change of Control Notice which does so comply, whereupon the holders shall again have the above-described twenty (20) days to provide a Holder Notice to the Corporation. Unless the Corporation is required to provide a revised Change of Control Notice in accordance with the preceding sentence, a Holder Notice shall be
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            irrevocable for 90 days after the date it is given to the
            Corporation. In the event of such an election, each holder of Series D Preferred Stock who so elects shall receive thirty (30) days after the consummation of the Change of Control, the Series D Liquidation Preference for each share of Series D Preferred Stock surrendered."

FOURTH: Section 5 of the Certificate of Designation shall be amended and restated in its entirety to read as follows:

            "5.  Intentionally Omitted."

FIFTH: The third paragraph of Section 12 of the Certificate of Designation shall be amended and rested in its entirety to read as follows:

            ""Change of Control" shall mean any of the following transactions
              -----------------
            which occurs on or before March 24, 2002: (i) a consolidation, merger or other transaction or series of related transactions in which the shareholders of the Company shall receive cash, property or securities of another corporation or entity in exchange for their shares of the Corporation's capital stock and, following the transaction, own less than fifty percent (50%) of the combined voting power of all outstanding capital stock or other securities of the surviving or resulting corporation or entity, (ii) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of or the right to acquire more than fifty percent (50%) of the voting power of the Company's outstanding voting securities (assuming exercise of all then-exercisable, in-the-money outstanding options and conversion of all then-convertible, in-the-money convertible securities) or (iii) any transaction in which all or substantially all of the assets of the Company are sold."

SIXTH: The foregoing amendment to the Certificate of Designation has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

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    IN WITNESS WHEREOF, we have executed and subscribed this Certificate of
Amendment to Certificate of Designations, Powers, Preferences and Rights of the Series D Convertible Preferred Stock of the Corporation as of this 23/rd/ day of December, 1999.

                                    FISCHER IMAGING CORPORATION


                                    By:  /s/ Morgan W. Nields
                                       ----------------------
                                         Morgan W. Nields
                                         Chairman of the Board and
                                         Chief Executive Officer

Attest:


      /s/ Vicky Lynn Lyon
------------------------------------
Vicky Lynn Lyon, Executive Assistant

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